As filed with the Securities and Exchange Commission on May 10, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 9, 2007

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On May 9, 2007, B&G Foods, Inc. announced its intention to offer, subject to market and other conditions, 13,900,000 shares of its Class A common stock at an initial public offering price anticipated to be between $12.00 and $14.00 per share, pursuant to an effective shelf registration statement previously filed with the Securities and the Exchange Commission.  In connection with the offering, B&G Foods expects to grant the underwriters an option for a period of 30 days to purchase up to an additional 2,085,000 shares of Class A common stock.  The shares of Class A common stock offered by B&G Foods have been approved for listing on the New York Stock Exchange under the trading symbol “BGS” and will trade separately from B&G Foods’ Enhanced Income Securities, which currently trade on the American Stock Exchange under the trading symbol “BGF.”

B&G Foods expects to use the net proceeds of the offering (1) to repurchase outstanding shares of its Class B common stock, (2) to repay a portion of its term loan borrowings under its senior secured credit facility, (3) to pay fees and expenses related to the offering and (4) for general corporate purposes.

Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. are acting as joint book-running managers and RBC Capital Markets Corporation is acting as co-manager of the offering.

A copy of the press release announcing the foregoing, which is attached to this report as Exhibit 99.1, is incorporated by reference herein and is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press Release dated May 9, 2007, furnished pursuant to Item 7.01

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: May 10, 2007	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary